SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13D/A*
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(A)

                              (AMENDMENT NO. 1)(1)

                     Good Harbor Partners Acquisition Corp.
             ------------------------------------------------------
                                (Name of Issuer)

                Class B Common Stock, $0.0001 Par Value Per Share
             ------------------------------------------------------
                         (Title of Class of Securities))

                                    382094209
             ------------------------------------------------------
                                 (CUSIP NUMBER)

                             Nadine Le Rouzic, Esq.
                              D.B. Zwirn & Co, L.P.
                          745 Fifth Avenue, 18th Floor
                               New York, NY 10151
             ------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                January 31, 2008
             ------------------------------------------------------
            (Date of event which requires filing of this statement))

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [X].

     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 12 Pages)

------------------------------------------------------------------------------
     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 382094209                 13D/A                  Page 2 of 12 pages
-------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            D.B. Zwirn & Co., L.P. 02-0597442

-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY

-------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO
-------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    -0-
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    -0-
-------------------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             -0-
-------------------------------------------------------------------------------
     (12)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
             0%
-------------------------------------------------------------------------------
     (14)    TYPE OF REPORTING PERSON **
             PN
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 382094209                 13D/A                  Page 3 of 12 pages
-------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            D.B. Zwirn Special Opportunities Fund, L.P. 73-1637217

-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY

-------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO
-------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    -0-
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    -0-
-------------------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             -0-
-------------------------------------------------------------------------------
     (12)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
             0%
-------------------------------------------------------------------------------
     (14)    TYPE OF REPORTING PERSON **
             PN
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 382094209                 13D/A                  Page 4 of 12 pages
-------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            D.B. Zwirn Special Opportunities Fund, Ltd.

-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY

-------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO
-------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    -0-
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    -0-
-------------------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             -0-
-------------------------------------------------------------------------------
     (12)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
             0%
-------------------------------------------------------------------------------
     (14)    TYPE OF REPORTING PERSON **
             CO
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 382094209                 13D/A                  Page 5 of 12 pages
-------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            DBZ GP, LLC               42-1657316

-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY

-------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO
-------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    -0-
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    -0-
-------------------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             -0-
-------------------------------------------------------------------------------
     (12)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
             0%
-------------------------------------------------------------------------------
     (14)    TYPE OF REPORTING PERSON **
             OO
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 382094209                 13D/A                  Page 6 of 12 pages
-------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Zwirn Holdings, LLC                30-0080444

-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY

-------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO
-------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
-------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    -0-
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    -0-
-------------------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             -0-
-------------------------------------------------------------------------------
     (12)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
             0%
-------------------------------------------------------------------------------
     (14)    TYPE OF REPORTING PERSON **
             OO
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 382094209                 13D/A                  Page 7 of 12 pages
-------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS.
            OF ABOVE PERSONS (ENTITIES ONLY)

            Daniel B. Zwirn

-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY

-------------------------------------------------------------------------------
     (4)    SOURCE OF FUNDS **
            OO
-------------------------------------------------------------------------------
     (5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
            REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                       [ ]
-------------------------------------------------------------------------------
     (6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
-------------------------------------------------------------------------------
NUMBER OF      (7)  SOLE VOTING POWER
                    -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (8)  SHARED VOTING POWER
                    -0-
OWNED BY       --------------------------------------------------------------

EACH           (9)  SOLE DISPOSITIVE POWER
                    -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (10) SHARED DISPOSITIVE POWER
                    -0-
-------------------------------------------------------------------------------
     (11)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             -0-
-------------------------------------------------------------------------------
     (12)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (11) EXCLUDES CERTAIN SHARES **                       [ ]
-------------------------------------------------------------------------------
     (13)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (11)
             0%
-------------------------------------------------------------------------------
     (14)    TYPE OF REPORTING PERSON **
             IN
-------------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 382094209                 13D/A                  Page 8 of 12 pages

This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13D filed on December 10, 2007 (as amended, the "Schedule 13G") with respect to shares of Class B common stock, par value $0.0001 per share (the "Class B
Common Stock") of Good Harbor Partners Acquisition Corp., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates items 1, 4 and 5 in their entirety as set forth below.

Item 1.     Security and Issuer.

This statement on Schedule 13D relates to the Class B Common Stock of the Company. The Company's principal executive offices are located at 2101 Wilson Avenue, Suite 1000, Arlington, VA 22201.


Item 4.     Purpose of the Transaction.

     At a special stockholders meeting of the Company held on January 31, 2008, the stockholders voted to distribute the Company's trust fund for the benefit of its Class B Common Stockholders of record as of January 31, 2008 as soon as possible. Such vote had the automatic effect of immediately cancelling all shares of Class B Common Stock and converting them into rights to receive a pro rata share of the trust fund distribution, which is $5.35542 per share. The Reporting Persons had no choice but to receive such pro rata distribution as approved by the majority of the stockholders of the Company. The Reporting Persons did not vote in favor of the liquidation of the Company.


Item 5.     Interest in Securities of the Issuer.

      A.    D.B. Zwirn & Co, L.P.

               (a) As of the date hereof, D.B. Zwirn & Co, L.P. no longer beneficially owns any shares of Class B Common Stock.

                   Percentage: 0% as of the date hereof.

               (b) 1. Sole power to vote or direct vote: 0
                   2. Shared power to vote or direct vote: See item (a) above.
                   3. Sole power to dispose or direct the disposition: 0
                   4. Shared power to dispose or direct the disposition: See
                      item (a) above.

               (c) D.B. Zwirn & Co, L.P. did not enter into any transactions in the Class B Common Stock within the last sixty days. Except as described in Item 4 hereto, D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund, Ltd. did not enter into any transactions in the Class B Common Stock within the last sixty days.

               (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Class B Common Stock.

               (e) D.B. Zwirn & Co, L.P. ceased to be the beneficial owner of more than five percent of the shares of Class B Common Stock on January 31, 2008.

      B.    D.B. Zwirn Special Opportunities Fund, L.P.

CUSIP No. 382094209                 13D/A                  Page 9 of 12 pages

               (a) As of the date hereof, D.B. Zwirn Special Opportunities Fund,
                   L.P. no longer beneficially owns any shares of Class B Common Stock.

                   Percentage: 0% as of the date hereof.

               (b) 1. Sole power to vote or direct vote: 0
                   2. Shared power to vote or direct vote: See item (a) above.
                   3. Sole power to dispose or direct the disposition: 0
                   4. Shared power to dispose or direct the disposition:  See item (a) above.

               (c) Except as described in Item 4 hereto, D.B. Zwirn Special
                   Opportunities Fund, L.P. did not enter into any transactions in the Class B Common Stock within the last sixty days.

               (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Class B Common Stock.

               (e) D.B. Zwirn Special Opportunities Fund, L.P. ceased to be the beneficial owner of more than five percent of the shares of Class B Common Stock on January 31, 2008.


      C.    D.B. Zwirn Special Opportunities Fund, Ltd.

               (a) As of the date hereof, D.B. Zwirn Special Opportunities Fund,
                   Ltd. no longer beneficially owns any shares of Class B Common Stock.

                   Percentage: 0% as of the date hereof.

               (b) 1. Sole power to vote or direct vote: 0
                   2. Shared power to vote or direct vote: See item (a) above.
                   3. Sole power to dispose or direct the disposition: 0
                   4. Shared power to dispose or direct the disposition:  See item (a) above.

               (c) Except as described in Item 4 hereto, D.B. Zwirn Special
                   Opportunities Fund, Ltd. did not enter into any transactions in the Class B Common Stock within the last sixty days.

               (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Class B Common Stock.

               (e) D.B. Zwirn Special Opportunities Fund, L.P. ceased to be the beneficial owner of more than five percent of the shares of Class B Common Stock on January 31, 2008.

      D.    DBZ GP, LLC

CUSIP No. 382094209                 13D/A                  Page 10 of 12 pages

               (a) As of the date hereof, DBZ GP, LLC no longer beneficially owns any shares of Class B Common Stock.

                   Percentage: 0% as of the date hereof.

               (b) 1. Sole power to vote or direct vote: 0
                   2. Shared power to vote or direct vote: See item (a) above.
                   3. Sole power to dispose or direct the disposition: 0
                   4. Shared power to dispose or direct the disposition:  See item (a) above.

               (c) DBZ GP, LLC did not enter into any transactions in the Class
                   B Common Stock within the last sixty days. Except as described in Item 4 hereto, D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund, Ltd. did not enter into any transactions in the Class B Common Stock within the last sixty days.

               (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Class B Common Stock.

               (e) DBZ GP, LLC ceased to be the beneficial owner of more than five percent of the shares of Class B Common Stock on January 31, 2008.

      E.    Zwirn Holdings, LLC

               (a) As of the date hereof, Zwirn Holdings, LLC no longer
                   beneficially owns any shares of Class B Common Stock.

                   Percentage: 0% as of the date hereof.

               (b) 1. Sole power to vote or direct vote: 0
                   2. Shared power to vote or direct vote: See item (a) above.
                   3. Sole power to dispose or direct the disposition: 0
                   4. Shared power to dispose or direct the disposition:  See item (a) above.

               (c) Zwirn Holdings, LLC did not enter into any transactions in the Class B Common Stock within the last sixty days. Except as described in Item 4 hereto, D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund, Ltd. did not enter into any transactions in the Class B Common Stock within the last sixty days.

CUSIP No. 382094209                 13D/A                  Page 11 of 12 pages

               (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Class B Common Stock.

               (e) Zwirn Holdings, LLC ceased to be the beneficial owner of more than five percent of the shares of Class B Common Stock on January 31, 2008.


      F.    Daniel B. Zwirn

               (a) As of the date hereof, Daniel B. Zwirn no longer beneficially owns any shares of Class B Common Stock.

                   Percentage: 0% as of the date hereof.

               (b) 1. Sole power to vote or direct vote: 0
                   2. Shared power to vote or direct vote: See item (a) above.
                   3. Sole power to dispose or direct the disposition: 0
                   4. Shared power to dispose or direct the disposition:  See item (a) above.

               (c) Daniel B. Zwirn did not enter into any transactions in the
                   Class B Common Stock within the last sixty days. Except as described in Item 4 hereto, D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund, Ltd. did not enter into any transactions in the Class B Common Stock within the last sixty days.

               (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of the Class B Common Stock.

               (e) Daniel B. Zwirn ceased to be the beneficial owner of more than five percent of the shares of Class B Common Stock on January 31, 2008.

CUSIP No. 382094209                 13D/A                  Page 12 of 12 pages

                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 11, 2008

D.B. ZWIRN SPECIAL OPPORTUNITIES              D.B. ZWIRN SPECIAL OPPORTUNITIES
FUND, L.P.                                    FUND, LTD.
By: D.B. Zwirn & Co., L.P.                    By: D.B. Zwirn & Co., L.P.
By: DBZ GP, LLC,                              By: DBZ GP, LLC,
    its General Partner                       its General Partner
By: Zwirn Holdings, LLC,                      By: Zwirn Holdings, LLC,
    its Managing Member                       its Managing Member

D.B. ZWIRN & CO., L.P.                        ZWIRN HOLDINGS, LLC
By: DBZ GP, LLC,
    its General Partner
By: Zwirn Holdings, LLC,
    its Managing Member








DBZ GP, LLC
By: Zwirn Holdings, LLC,
    its Managing Member




                                   By: /s/ Lawrence D. Cutler
                                   -------------------------------
                                       Name:  Lawrence D. Cutler
                                       Title: Authorized Signatory


/s/ Lawrence D. Cutler
---------------------------------
LAWRENCE D. CUTLER, as Attorney-in-Fact
for Daniel B. Zwirn



The Power of Attorney dated as of November 7, 2007 executed by Daniel B. Zwirn, authorizing Lawrence D. Cutler to sign and file this Schedule 13D/A on Daniel B. Zwirn's behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on November 19, 2007 by such Reporting Persons with respect to the common stock of Oracle Healthcare Acquisition Corp., is hereby incorporated by reference.